Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Tyler P. Schuessler

Director, Investor Relations

Corporate Communications

(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS RECORD 3rd QUARTER SALES

Weak North American Home Expressions Market Negatively Impacts Profits

GREENWICH, CT, USA, November 30, 2004: Blyth, Inc. (NYSE: BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the third quarter ended October 31, 2004 increased approximately 2% to $439.4 million compared with $431.9 million a year earlier.  Operating Profit for the quarter declined to $51.1 million compared to $59.8 million for the prior year period.  Net Earnings for the quarter were $30.2 million versus $34.8 million a year earlier.  Diluted Net Earnings Per Share for the quarter were $0.73 per share compared to $0.76 for the same period last year.  Last year’s third quarter results reflected a $0.01 per share restructuring charge associated with the closure of the Hyannis, Massachusetts candle factory.

Net Sales for the nine months ended October 31, 2004 increased approximately 7% to $1,087.5 million from $1,019.2 million reported for the same period a year ago.  Operating Profit for the nine months declined to $104.3 million versus $114.7 million for the same period last year.  Net Earnings were $57.4 million, compared to $65.6 million for the prior year period.  Diluted Net Earnings Per Share were $1.29 compared to $1.43 for last year’s first nine months.  Last year's nine month results also reflected a $0.01 per share restructuring charge associated with the aforementioned closure.

Third quarter Net Sales increased approximately 2% primarily due to the addition of Walter Drake, acquired in December 2003, and Edelman and Euro-Decor, acquired in September 2004.  A 9% sales shortfall in the Direct Selling Segment more than offset a 2% sales increase in the Wholesale segment during the third quarter.  The Wholesale segment was negatively impacted by the divestiture of Jeanmarie Creations in April 2004.  The Company’s third quarter operating margin was negatively impacted by the mix shift resulting from the sales shortfall in the Direct Selling segment, which has a higher operating margin than the Wholesale and Catalog & Internet segments.  The Company’s operating margin was also negatively impacted by substantial expenses related to compliance with the Sarbanes-Oxley Act and the impact of increased commodity prices, as well as ongoing spending for several organic strategic initiatives.

In the Direct Selling segment, third quarter net sales were $156.1 million versus $172.5 million for the same period last year.  PartyLite’s U.S. and Canadian markets, which declined approximately 18% and 8%, respectively, were negatively impacted by greater competition in the direct selling channel, which resulted in a lower number of at-home parties held during the quarter versus last year.  In addition, PartyLite’s holiday product line, though solid, lacked a ‘home run’ product, which typically drives increased show bookings.  The U.S. market was also negatively impacted by a significant sales decline in Florida, PartyLite’s fourth largest U.S. market, as a result of the August and September hurricanes.  In Europe, PartyLite’s sales increased 19% during the quarter.  Third quarter operating profit in the Direct Selling segment was $19.3 million versus $27.5 million in the same period last year.

Robert B. Goergen, Blyth’s Chairman of the Board and CEO, commented, “We are disappointed in our third quarter results and believe that reduced consumer discretionary spending as a result of high gasoline prices led to lower than expected sales across each of our operating segments.  The Direct Selling segment, in particular, faced a number of external challenges, including increased party-plan competition and a severe hurricane season.”

Mr. Goergen continued, “The Wholesale segment has also been affected by the soft retail environment in North America.  While the uncertainty of the U.S. elections is now behind us, other macro-economic factors, such as the war and high energy prices, have caused many retailers to remain concerned that consumers will be conservative with their holiday dollars.”

In the Wholesale segment, third quarter net sales increased approximately 2% to $229.2 million, principally due to strong sales in European seasonal decorations and North American home décor products.  Excluding the aforementioned acquisitions and the divestiture of Jeanmarie Creations in April 2004, net sales in the Wholesale segment still increased 2%.  Sales gains in this segment were partially offset by sales shortfalls in North American home fragrance products and seasonal decorations.  Similar to the second quarter, many North American retailers faced reduced discretionary spending and distractions from the macro-economic environment during the third quarter, and they remained cautious in their purchasing and re-ordering of inventory.  Higher commodity costs continued to impact the Wholesale segment during the third quarter.  Third quarter operating profit in the Wholesale segment was $28.4 million compared to last year’s third quarter operating profit of $29.6 million.

In the Catalog & Internet segment, third quarter net sales increased more than 50% to $54.1 million, attributable to the acquisition of Walter Drake.  This segment experienced an operating profit of $3.4 million versus $2.7 million in last year’s third quarter, which was below management’s expectation.  Soft sales, continuing expenses to integrate Walter Drake into Miles Kimball and lower list rental income contributed to lower than expected operating profit.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Management today updated its expectations for fiscal year 2005 Earnings Per Share and expects EPS to be in the range of $2.05 to $2.15.  Cash flow from operations is anticipated to exceed $130 million for the full fiscal year.  The new guidance anticipates continued softness in most of the Company’s existing businesses.

In addition, principally as a result of the Company's repurchase of 4.9 million shares in July 2004 through a Dutch tender offer, the Company's weighted-average number of common shares outstanding during the quarter was lowered significantly.  Management noted that quarterly computations of Earnings Per Share must stand on their own, and therefore, the sum of the Basic and Diluted Net Earnings Per Share for the four quarters of fiscal year 2005 may not equal full-year Basic and Diluted Net Earnings Per Share.  Basic and Diluted Net Earnings Per Share for each quarter in fiscal year 2005 is computed using the weighted-average number of common shares outstanding during the quarter, while Basic and Diluted Net Earnings Per Share for the full year will be computed using the weighted-average number of common shares outstanding during the full year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet in the “Investor Relations” section of our website at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Carolina®, CBK®, Seasons of Cannon Falls® and Holiday365™ brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace® and Directions…the path to better health® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite®, Colonial®, Gies®, Liljeholmens®, Ambria®, Carolina® and Kaemingk® brands.  In addition, Blyth products are now sold in Europe under the Edelman® and Euro-Decor® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com, and the information in this press release is available in the “Investor Relations” section of our website.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States economy as a whole and the weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release, in the Company’s Form 10-Q for the quarter ended July 31, 2004 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004.

###

BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended October 31, 2004	Three Months Ended October 31, 2003	Nine Months Ended October 31, 2004	Nine Months Ended October 31, 2003

Net sales	$439,444	$431,901	$1,087,487	$1,019,160
Cost of goods sold	238,764	234,963	557,685	526,274
Gross profit	200,680	196,938	529,802	492,886
Selling	113,497	104,400	322,199	283,698
Administrative	36,121	32,003	103,268	93,676
Restructuring and impairment charges	—	767	—	767
	149,618	137,170	425,467	378,141
Operating profit	51,062	59,768	104,335	114,745
Other expense (income)
Interest expense	6,193	4,693	16,451	11,795
Interest income and other	(347)	32	(1,649)	(1,250)
Equity in earnings of investee	(62)	(58)	(108)	141
	5,784	4,667	14,694	10,686
Earnings before income taxes and minority interest	45,278	55,101	89,641	104,059
Income tax expense	15,155	20,278	32,398	38,292
Earnings before minority interest	30,123	34,823	57,243	65,767
Minority interest	(120)	49	(120)	120
Net Earnings	$30,243	$34,774	$57,363	$65,647

Basic:
Net earnings per common share	$0.74	$0.76	$1.31	$1.43
Weighted average number of shares outstanding	40,893	45,526	43,885	45,836

Diluted:
Net earnings per common share	$0.73	$0.76	$1.29	$1.43
Weighted average number of shares outstanding	41,287	45,764	44,338	46,036

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2004	October 31, 2003
Assets
Cash and Cash Equivalents	$45,437	$165,851
Accounts Receivable, Net	214,191	194,108
Inventories	267,537	246,078
Property, Plant & Equipment, Net	250,567	270,905
Other Assets	350,328	271,693
	$1,128,060	$1,148,635

Liabilities and Stockholders’ Equity
Bank Debt	$167,020	$105,011
Bond Debt	249,270	249,109
Other Liabilities	252,387	240,083
Stockholders’ Equity	459,383	554,432
	$1,128,060	$1,148,635